                                                                      Exhibit 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

         The earnings to fixed charges ratio is calculated using the Securities and Exchange Commission guidelines.


                                                         ----------------------------------------------------------    SIX MONTHS
                                                                           YEAR ENDED DECEMBER 31.                   ENDED JUNE 30,
                                                         ---------------------------------------------------------------------------
                                                          2001         2000         1999         1998        1997(a)      2002
                                                         ---------------------------------------------------------------------------
                                                                               Dollars in millions
Earnings as defined for fixed charges calculation
Add:
        Pretax income from continuing operations(b)      $3,303       $3,000       $1,331       $2,055       $1,598        $1,232
        Fixed charges                                     1,128        1,123          757          599          535           678
        Distributed income of equity investees              156          138          111           94           55           111
Deduct:
        Preference security dividend requirements of
        consolidated subsidiaries                           170          126           87           44           15            84
        Interest capitalized(c)                             139           54           37           15           20           117
                                                         ------       ------       ------       ------       ------         -----
Total earnings                                           $4,278       $4,081       $2,075       $2,689       $2,153        $1,820
                                                         ======       ======       ======       ======       ======        ======

Fixed charges:
        Interest on debt, including capitalized
        portions                                         $  924       $  970       $  644       $  533       $  497        $  572
        Estimate of interest within rental expense           34           27           26           22           23            22
        Preference security dividend requirements of
        consolidated subsidiaries                           170          126           87           44           15            84
                                                         ------       ------       ------       ------       ------        ------
Total fixed charges                                      $1,128       $1,123       $  757       $  599       $  535        $  678
                                                         ======       ======       ======       ======       ======        ======
Ratio of earnings to fixed charges                          3.8          3.6          2.7          4.5          4.0           2.7


(a) Financial information reflects accounting for the 1997 merger with PanEnergy as a pooling of interests. As a result, the financial information gives effect to the merger as if it had occurred January 1, 1997.

(b) Excludes minority interest expenses and income or loss from equity investees

(c) Excludes equity costs related to Allowance for Funds Used During Construction that are included in Other Income and Expenses in the Consolidated Statements of Income